Exhibit 99.1
IDT Corporation
Second Quarter 2011 - Management’s Answers to Investor Questions
March 23, 2011

     IDT Corporation

Second Quarter Fiscal 2011 Results - Questions and Answers

Within its 2Q11 earnings release and during management’s discussion of results for the quarter, IDT Corporation (NYSE: IDT; IDT.C) offered to respond in writing to questions from investors and other interested persons.

We asked questioners to e-mail questions to invest@idt.net  by the close of business on Friday, March 18, 2011.  We said that, in those instances where we could provide a constructive answer, we would post the questions received along with the name of the questioner and the questioner’s business affiliation – if any – and our answers on IDT Corporation’s website.  This document was prepared and posted on the IDT website to fulfill that commitment.  It is also being filed with the SEC in a Form 8-K.

Thank you for your continued interest in IDT Corporation.

In this document, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our calling card business, our wholesale telecommunication businesses and our retail energy business; availability of termination capacity to particular destinations; our ability to maintain carrier agreements with foreign carriers; our ability to obtain telecommunications products or services required for our products and services; the business and regulatory evolution of and competition and unfair business practices in, the energy services business in New York State, New Jersey and Pennsylvania; the regulatory, legal and political factors relating to our Genie Oil and Gas segment;  financial stability of our major customers; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; our ability to operate our telecommunications network; our ability to maintain our key members of our management team; our ability to use and develop our technology without infringing the rights of third parties; our ability to produce shale oil; and general industry and economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

IDT Corporation
Second Quarter 2011 - Management’s Answers to Investor Questions
March 23, 2011

Questions from Mariusz Skonieczny, Classic Value Investors

1.	How do you see that the Genie spin-off will benefit shareholders? At what price levels do you see the new IDT Corp and Genie Energy trading after the spin-off?

The IDT Board’s decision to pursue the spin-off of Genie Energy was founded on our continuing commitment to increase shareholder value.  The Board weighed a range of factors, and determined that the spin-off’s prospective benefits were significant.  The benefits include:

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Allowing management of Genie and IDT to (i) design and implement corporate strategies and policies that are based primarily on the business characteristics of the industry in which their respective core businesses operate, (ii) maintain a sharper focus on core business growth opportunities, and (iii) concentrate their respective financial resources wholly on their respective operations.

•	Helping to make IDT more easily understood by the investor community while providing investors with greater transparency regarding the future prospects and value of IDT’s business units.

•	Allowing investors the ability to independently value Genie and IDT.

•	Making each entity an industry-focused investment vehicle.

•	Improving access to capital markets for Genie.

•	Reducing internal competition for capital.

The IDT Board will continue to update and monitor relevant positive and negative factors and will disclose them in the definitive disclosure document that will be filed in connection with the transaction.

We cannot speculate as to the trading prices of IDT and Genie post-spin and we will see what the market views as their relative values.  However, due to the factors above, we believe that the spin-off creates the potential for greater value of the two entities separately than as part of a single company.

2.	Previously you said that you would complete Genie spin-off by the end of your fiscal year which is July 31, 2011. Now you are talking about calendar 2011. Which is it? Are you getting delays?

We expect to complete the spin-off of Genie during calendar year 2011.  This time frame will allow us the time to prioritize the spin-off of ICTI and the added flexibility to adjust the Genie spin-off’s timing in response to operational needs and market conditions.

IDT Corporation
Second Quarter 2011 - Management’s Answers to Investor Questions
March 23, 2011

We are currently completing the preparatory work for the transaction.  This process includes development of the disclosure documents, completion of the necessary audits, preparing supporting materials related to Genie’s listing on the NYSE, and allocating internal resources and establishing internal processes to ensure a seamless separation.  We are also working with outside parties to prepare a request for a private letter ruling from the IRS related to the tax-free nature of the spin-off. We have yet to encounter any obstacles that would cause a delay in the process or that would likely change our determination to proceed.

3.	You also talk about VoIP related intellectual property spin-off. Approximately how much is this worth? What metrics do you use to value it?

On March 15, 2011, Innovative Communications Technologies, Inc., (ICTI) filed a Form 10 with the Securities and Exchange Commission in preparation for its spin-off from IDT.  It contains a draft of the Information Statement that will be distributed to our stockholders in connection with that spin-off transaction.  The filing initiates the formal process of spinning off ICTI, a subsidiary of ours which holds a portfolio of patents related primarily to communications over computer networks, including Voice over Internet Protocol (VoIP), and the licensing business related to those patents.

ICTI’s Form 10 is available through the SEC website www.sec.gov.  ICTI has been assigned Central Index Key (CIK) 1515646.

IDT shareholders will receive one share in ICTI for every five shares they hold of IDT.  The record date and share distribution dates have not yet been determined. Upon completion of the spin-off, ICTI is expected to trade on the over-the-counter market.

While IDT believes that the spin-off will optimize the value of these IP assets, and that the IP is widely used by VoIP based communications providers, we cannot estimate its value to shareholders.  The patent portfolio and business are described in the Form 10 (and the included Information Statement).  We encourage investors to carefully read the Form 10 and Information Statement and form their own judgment as to the value of ICTI.

IDT Corporation
Second Quarter 2011 - Management’s Answers to Investor Questions
March 23, 2011

4.	What are you currently doing to monetize your real estate? Considering you have to keep paying expenses on it, are you planning on giving it back to the bank?

In the preceding 18 month period, we sold real estate assets that we had held for investment and operational purposes, in Palo Alto California, San Juan, Puerto Rico and Piscataway, New Jersey.

IDT’s remaining real estate consists primarily of our former headquarters property located at 520 Broad Street in Newark, N.J.  The property includes an office building containing approximately 500,000 square feet of class B office space along with an adjacent 800 car parking garage.  At January 31, 2011, the carrying value of the land, building and improvements was $45.5 million and the mortgage payable balance was $26.2 million. We are considering a range of options for the future use of 520 Broad Street, some of which could result in a material reduction in the carrying value of the land, building and improvements.

Our preferred plan would be to find an anchor tenant for the building, and have hired a leasing agent for this building. We would also consider moving our headquarters back into a portion of the building if doing so would lower our operating costs.  While we have not ruled out selling the building, real estate market conditions in Newark make a potential sale unattractive at present.

We currently believe that our efforts to reduce the operating costs plus the value that we hope to realize on execution of one of the options that we are exploring render the option of “giving it back to the bank” a less preferable alternative.

We are also seeking to monetize a Telecom facility in Piscataway, N.J.